UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMREIT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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8 Greenway Plaza, Suite 1000 Houston, Texas 77046

January 12, 2015

To the Stockholders of AmREIT, Inc.:

As you know, we are holding a special meeting of the stockholders of AmREIT, Inc., a Maryland corporation, to be held on January 29, 2015. The special meeting will take place at 8 Greenway Plaza, Houston, Texas 77046, at 10:00 a.m. Central Standard Time. At the special meeting, we will ask you to, among other things, consider and vote upon the merger of AmREIT, Inc. with and into a subsidiary of Edens Investment Trust pursuant to the Agreement and Plan of Merger, dated as of October 31, 2014, among AmREIT, Edens Investment Trust, Edens Limited Partnership and Saturn Subsidiary, LLC, and the other transactions contemplated by the merger agreement. If the merger is completed, you, as a holder of shares of our common stock, will be entitled to receive $26.55 in cash, without interest and less any applicable withholding taxes, in exchange for each share of our common stock that you own, as more fully described in the previously provided proxy statement, as supplemented by the attached proxy statement supplement.

On or about December 23, 2014, we mailed to you a detailed proxy statement that contains a description of the proposed merger and other important information for you to consider in connection with the proposed merger. The attached proxy statement supplement contains additional information supplementing the proxy statement. I urge you to read this proxy statement supplement carefully together with the proxy statement we have previously sent to you regarding the merger.

The additional information contained in the proxy statement supplement is being provided in connection with our entry into a memorandum of understanding regarding the settlement of a purported stockholder derivative and class action lawsuit filed against us and each of our directors. The settlement will not affect the amount of merger consideration to be paid in the merger. The lawsuit and memorandum of understanding are described more fully in the proxy statement supplement.

After careful consideration, our board of directors has unanimously determined that the merger agreement and the terms and conditions thereof and the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of AmREIT and its stockholders. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger and the other transactions contemplated by the merger agreement. Only stockholders of record who held shares of AmREIT common stock at the close of business on December 16, 2014 (which we refer to as the record date) will be entitled to vote. You may vote your shares at the special meeting only if you are present in person or represented by proxy at the special meeting.

At the special meeting, you will also be asked to consider and vote upon a proposal to approve, by advisory (non-binding) vote, the “golden parachute” compensation that our named executive officers will or may receive in connection with the merger and a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

Our board of directors unanimously recommends that stockholders vote “FOR” the approval of the merger and other transactions contemplated by the merger agreement; “FOR” the approval, by advisory (non-binding) vote, of the “golden parachute” compensation that our named executive officers will or may receive in connection with the merger; and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

The merger and the other transactions contemplated by the merger agreement must be approved by the affirmative vote of the holders of shares of our common stock entitled to cast a majority of all the votes entitled to be cast on the matter at the special meeting.

Your vote is very important regardless of the number of shares of our common stock that you own. Whether or not you plan to attend the special meeting, we request that you authorize a proxy to cast your vote either by completing and returning the enclosed proxy card as promptly as possible or submitting your proxy or voting instructions by telephone or Internet. The enclosed proxy card contains instructions regarding voting.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Georgeson, toll free at 1-866-541-3547.

On behalf of the board of directors, thank you for your continued support.

Sincerely,

H. Kerr Taylor

Chairman of the Board, President and Chief Executive Officer

This proxy statement supplement is dated January 12, 2015.

8 Greenway Plaza, Suite 1000

Houston, Texas 77046

PROXY STATEMENT SUPPLEMENT

INTRODUCTION

This document supplements the proxy statement, dated December 22, 2014, previously provided to you in connection with the proposed merger of AmREIT, Inc., which we refer to as “we,” “us,” “our,” “Company,” or “AmREIT,” with and into a subsidiary of Edens Investment Trust, pursuant to the Agreement and Plan of Merger, dated as of October 31, 2014, as amended, among AmREIT, Edens Investment Trust, Edens Limited Partnership and Saturn Subsidiary LLC, which we refer to as the merger agreement. This document includes certain additional information, which is being provided in connection with our entry into a memorandum of understanding regarding the settlement of a purported stockholder derivative and class action lawsuit filed against us and each of our directors. The lawsuit and the memorandum of understanding are described more fully below. Except as described in this document, the information provided in the proxy statement continues to apply.

To the extent that information in this document differs from, updates or conflicts with information contained in the original proxy statement, the information in this document is more current. If you need another copy of the original proxy statement, please call Georgeson, our proxy solicitor, toll-free at 1-866-541-3547.

If you were a common stockholder of record as of the close of business on December 16, 2014, the record date, you may vote in person at the special meeting or submit a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning a previously provided proxy card or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization. If you have already submitted a proxy, you are not required to submit a new proxy card. You may revoke a previously granted proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Our board of directors unanimously recommends that stockholders vote “FOR” the approval of the merger and other transactions contemplated by the merger agreement; “FOR” the approval, by advisory (non-binding) vote, of the “golden parachute” compensation that our named executive officers will or may receive in connection with the merger; and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger and the other transactions contemplated by the merger agreement.

Your vote is very important regardless of the number of shares of our common stock that you own. If you have not already done so, and whether or not you plan to attend the special meeting, we request that you authorize a proxy to cast your vote either by completing and returning the previously provided proxy card as promptly as possible or submitting your proxy or voting instructions by telephone or Internet. If you attend the special meeting, you may continue to have your shares of our common stock voted as instructed in the proxy, or you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person on approval of the merger and the other transactions contemplated by the merger agreement, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval of the merger and the other transactions contemplated by the merger agreement. If you have any questions or need assistance voting your shares, please call Georgeson, our proxy solicitor, toll-free at 1-866-541-3547.

LITIGATION RELATING TO THE MERGER

As previously disclosed in the proxy statement under the heading “PROPOSAL NO. 1 – APPROVAL OF THE MERGER—Litigation Relating to the Merger,” on July 14, 2014, two purported stockholders filed a petition, captioned Irving Braun et al. v. Taylor et al., against AmREIT and our directors in the District Court of Harris County Texas in Houston.

On December 22, 2014, the plaintiffs and defendants reached an agreement in principle to settle the litigation (subject to finalizing and executing a definitive memorandum of understanding) and, on January 8, 2015, executed a memorandum of understanding reflecting the agreement. The settlement is intended to result in a full and final resolution of the claims of the plaintiffs and of the class of stockholders that they seek to represent. In connection with the settlement and in exchange for releases of claims by the stockholders, AmREIT has agreed, with Edens’ consent, to (1) waive and not to enforce the non-disclosure and standstill agreements that AmREIT signed with any interested party since July 10, 2014 in connection with our board of directors’ review of strategic alternatives, solely to the extent necessary to permit an interested party to bring a fully-funded public tender offer for all of the shares of AmREIT; and (2) make certain additional disclosures to stockholders prior to the special meeting. The settlement is contingent on the closing of the merger and both preliminary and final approval of the settlement by the District Court of Harris County Texas in Houston. AmREIT anticipates that in connection with the effort to seek approval of the settlement, plaintiffs’ counsel will seek an award of attorneys’ fees as a result of the settlement. As part of the proposed settlement, we have agreed not to object to an award of not more than $600,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court.

The settlement will not affect the amount of merger consideration to be paid in the merger.

We and the other defendants vigorously deny all liability with respect to the facts and claims alleged in the lawsuit, and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or otherwise imperiling the merger, and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the merger, we and our directors agreed to the settlement described above. We and the other defendants further considered it desirable that the action be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

On December 23, 2014, another purported AmREIT stockholder, Andrew McClurg, filed a purported class action complaint against AmREIT, our directors, and Edens in the Circuit Court for Baltimore City, Maryland, captioned McClurg v. AmREIT, Inc., Case No. 24-C-14-008109 (Balt. City Cir. Ct.). Mr. McClurg’s complaint is substantially the same in all material respects to the amended petition in the Braun action described above, asserting overlapping claims against the same defendants and seeking substantially the same relief. The defendants have moved to dismiss or to stay the McClurg action in favor of the Braun action. Mr. McClurg has moved for expedited discovery on his claims and the defendants have opposed that motion.

SUPPLEMENTAL INFORMATION

In connection with the settlement of the litigation we have agreed to supplement certain disclosure in our proxy statement. The supplements are set forth below. New text is underlined and deleted text is stricken through.

The disclosure in the third full paragraph on page 26 of the proxy statement under the heading “PROPOSAL NO. 1 – APPROVAL OF THE MERGER—Background of the Merger,” is revised as follows:

On June 11, 2014, at a meeting called for the purpose of approving the launch of an “at the market” offering of our common stock and approving an amendment of our revolving credit agreement, Mr. Taylor informed our board of directors that he had received a verbal indication of interest from Mr. Stein with respect to Regency acquiring AmREIT for a price of $22.00 per share. Mr. Taylor informed our board of directors that, based on management’s preliminary internal asset valuation model, our current net asset value per share of AmREIT common stock exceeded the price that Mr. Stein indicated Regency would be interested in paying for AmREIT. Management’s preliminary internal asset value model applied individual capitalization rates for each property, using a range from 4.00% to 9.00% and an average rate of 5.25%, and suggested a value for the Company of $24.00 per share or higher, depending in part on the value created during redevelopment of certain properties, including the Uptown Park property. Management indicated to the board of directors that it believed the continued independent operation of AmREIT was likely to yield higher values than Regency’s unsolicited offer. Following discussion, the board of directors agreed that pursuing the $22.00 per share indication of interest was not in the best interest of AmREIT and that the board of directors should decline Regency’s indication of interest if the board of directors received a written communication from Regency at this price.

The disclosure in the third paragraph on page 27 of the proxy statement under the heading “PROPOSAL NO. 1 – APPROVAL OF THE MERGER—Background of the Merger,” is revised as follows:

On July 12, 2014, our board of directors held a telephonic meeting to discuss AmREIT’s response to the Regency proposal and to interview and select a financial advisor. Messrs. Taylor, Pridgen and Rush and representatives of Morrison & Foerster LLP, AmREIT’s regular outside corporate counsel, reported on their discussions with three potential financial advisors and recommended that the board engage Jefferies as AmREIT’s financial advisor. Our board of directors telephonically interviewed the three potential advisors suggested by Messrs. Taylor, Pridgen and Rush, and then discussed how to ensure that any engagement of a financial advisor did not create a material incentive to favor or reject any acquisition proposal. Following such discussion, our board of directors decided to engage Jefferies as AmREIT’s financial advisor. Our board of directors made this decision due in part to Jefferies’ knowledge of the Company and experience in assisting AmREIT in capital market transactions, including prior advice and assistance as a financial advisor and service as the lead book-running manager of AmREIT’s July 2012 and July 2013 underwritten public offerings of common stock.

The disclosure in the third paragraph on page 28 of the proxy statement under the heading “PROPOSAL NO. 1 – APPROVAL OF THE MERGER—Background of the Merger,” is revised as follows:

On August 5, 2014, our board of directors held a telephonic special meeting for the purpose of reviewing with representatives of Jefferies the list of parties who were identified as being potentially interested in pursuing an acquisition or other strategic alternative transaction. Members of our executive management team and representatives of Jefferies and Morrison & Foerster attended the meeting. At the beginning of the meeting, representatives of Morrison & Foerster reminded members of our board of directors of their duties under applicable law in evaluating our strategic alternatives. Representatives of Jefferies then presented the board with a list of 37 Tier 1 prospects, who were the companies or institutional capital sources that Jefferies believed were most likely to have an interest in pursuing a strategic alternative transaction with us, and 62 Tier 2 prospects comprised of companies who are actively involved in merger and acquisition activity or purchases of real estate portfolios. Jefferies reported to the board that the prospects included many of the publicly-traded shopping center REITs, including Regency, certain private REITs and real estate companies as well as a significant number of well-known financial buyers. After discussing the list of prospects with Jefferies, the board unanimously resolved to authorize Jefferies to submit inquiries to 41 potential interested parties, including all 37 Tier 1 prospects that Jefferies had identified and four additional parties, who were believed by Jefferies, management and the directors, based on their experience and knowledge of the market, to have the greatest likelihood of engaging in a potential transaction with the Company.

The disclosure in the first full paragraph on page 32 of the proxy statement under the heading “PROPOSAL NO. 1 – APPROVAL OF THE MERGER—Background of the Merger,” is revised as follows:

On the morning of October 28, 2014, Messrs. Taylor, Pridgen and Rush, at the request of our board of directors, and representatives of Jefferies and representatives of Morrison & Foerster held a conference call to discuss the new written non-binding proposals and the markups of the bid draft of the merger agreement submitted by each of the five bidders. The participants discussed the similarities and differences in the respective bids and the tenor of the markups to the bid draft of the merger agreement and the value presented by each bidder in relation to the value of AmREIT. The participants also discussed the fact that the offers including bidder stock as all or part of the merger consideration were at fixed exchange ratios at a time when the bidders’ respective stock prices were at or near 52-week highs, creating a risk that the values of those bidders’ proposals were uncertain and could decline before the consummation of a transaction. During the call, representatives of Morrison & Foerster highlighted differences between the markups of the bid draft of the merger agreement. At the conclusion of the call, Messrs. Taylor, Pridgen and Rush requested Jefferies to direct Company B, Edens, Company D and Company E to provide, as rapidly as possible, a 100% cash offer at the best price per share of AmREIT common stock that they could propose. Cash offers were requested due in significant part to the risks in terms of volatility and valuation created by the market considerations and fixed exchange ratios discussed above. Our board of directors also believed that cash offers would provide a more certain return for investors at this time. Company A was not asked to submit a revised proposal because its proposed price was substantially below the others.

The disclosure on pages 40 and 41 of the proxy statement under the heading “PROPOSAL NO. 1 – APPROVAL OF THE MERGER—Opinion of AmREIT’s Financial Advisor—Comparable Company Analysis,” is revised as follows:

Comparable Company Analysis

Using publicly available information and information provided by AmREIT’s management, Jefferies analyzed the trading multiples of AmREIT and the corresponding trading multiples of the following twelve public company shopping center REITs focused on the acquisition, development, redevelopment, ownership and management of retail shopping centers, which are collectively referred to as the “Selected Companies”:

•	Acadia Realty Trust

•	American Assets Trust, Inc.

•	Cedar Realty Trust, Inc.

•	Equity One, Inc.

•	Excel Trust, Inc.

•	Federal Realty Investment Trust

•	Inland Real Estate Corporation

•	Regency Centers Corporation

•	Retail Opportunity Investments Corp.

•	Saul Centers, Inc.

•	Urstadt Biddle Properties Inc.

•	Weingarten Realty Investors

In its analysis, Jefferies derived and compared multiples for AmREIT and the Selected Companies, calculated as follows:

•	the enterprise value divided by estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2014, which is referred to as “Enterprise Value/2014E EBITDA”;

•	the enterprise value divided by estimated EBITDA for calendar year 2015, which is referred to as “Enterprise Value/2015E EBITDA”;

•	the equity value divided by estimated funds from operations, or FFO, for calendar year 2014, which is referred to as “Equity Value/2014E FFO”; and

•	the equity value divided by estimated funds from operations, or FFO, for calendar year 2015, which is referred to as “Equity Value/2015E FFO”.

The multiples observed for the Selected Companies are set forth below.

Selected Company	Enterprise Value/ 2014E EBITDA	Enterprise Value/ 2015E EBITDA	Equity Value/ 2014E FFO	Equity Value/ 2015E FFO
Acadia Realty Trust	30.6x	27.0x	21.8x	20.3x
American Assets Trust, Inc.	19.4x	17.4x	23.8x	22.3x
Cedar Realty Trust, Inc.	16.8x	15.8x	12.4x	11.9x
Equity One, Inc.	19.1x	18.3x	18.7x	17.8x
Excel Trust, Inc.	17.5x	14.4x	15.9x	13.8x
Federal Realty Investment Trust	26.0x	23.8x	26.6x	24.7x
Inland Real Estate Corporation	17.4x	15.8x	11.1x	10.5x
Regency Centers Corporation	23.9x	20.8x	21.4x	20.3x
Retail Opportunity Investments Corp.	21.4x	17.8x	19.0x	17.6x
Saul Centers, Inc.	15.4x	15.5x	18.3x	17.9x
Urstadt Biddle Properties Inc.	19.2x	16.8x	19.3x	17.0x
Weingarten Realty Investors	17.7x	19.0x	17.6x	17.1x

This analysis also indicated the following:

Selected Companies Multiples

Benchmark	High	Low	Mean	Median
Enterprise Value/2014E EBITDA	30.6x	15.4x	20.4x	19.2x
Enterprise Value/2015E EBITDA	27.0x	15.5x	18.5x	17.6x
Equity Value/2014E FFO	26.6x	11.1x	18.8x	18.9x
Equity Value/2015E FFO	24.7x	10.5x	17.6x	17.7x

Using the reference ranges for the benchmarks set forth below and AmREIT’s estimated EBITDA for calendar years 2014 and 2015, Jefferies determined implied enterprise values for AmREIT, then subtracted total debt and added cash and cash equivalents to determine implied equity values. In addition, using the reference ranges for the benchmarks set forth below and AmREIT’s estimated FFO for calendar years 2014 and 2015, Jefferies determined implied equity values for AmREIT. After accounting for the vesting of restricted stock awards, these analyses indicated the ranges of implied values per share set forth opposite the relevant benchmarks below (per share values were rounded to the nearest $0.25 increment), compared, in each case, to the merger consideration of $26.55 per share of AmREIT common stock:

Selected Companies Reference Ranges and Implied Price Ranges

Benchmark	Reference Range	Implied Price Range
Enterprise Value/2014E EBITDA	19.0x – 23.0x	$15.00 – $21.00
Enterprise Value/2015E EBITDA	17.0x – 21.0x	$15.00 – $21.50
Equity Value/2014E FFO	17.0x – 21.0x	$16.75 – $20.75
Equity Value/2015E FFO	15.0x – 19.0x	$17.75 – $22.50

No company utilized in the selected public company analysis is identical to AmREIT. In evaluating the Selected Companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond AmREIT’s and Jefferies’ control. Mathematical analysis, such as determining the mean and median, is not in itself a meaningful method of using selected public company data.

The disclosure on page 42 of the proxy statement under the heading “PROPOSAL NO. 1 – APPROVAL OF THE MERGER—Opinion of AmREIT’s Financial Advisor—Net Asset Value Analysis,” is revised as follows:

Net Asset Value Analysis

Jefferies performed a net asset value analysis for AmREIT by applying to each of AmREIT’s real estate assets a capitalization rate ranging from 4.00% to 10.50%, which range was based on market conditions and discussions with the AmREIT management, including with respect to estimates of land value for select properties where a higher and better use may exist for an income producing property. A weighted average range of capitalization rates of 4.80% to 5.30% for AmREIT’s wholly-owned real estate assets and of 6.25% to 6.75% for AmREIT’s joint venture real estate assets was applied to the estimated net operating income attributable to such real estate assets for fiscal year ending December 31, 2015, which, when added to the estimated land value for selected properties referred to above where a higher and better use may exist, resulted in a range of implied values for AmREIT’s real estate assets of approximately $742.9 million to $816.1 million. These values were then adjusted to add cash, cash equivalents and other tangible assets of approximately $11.9 million and the implied value of AmREIT’s management platform of approximately $9.4 million (which was valued using the estimated fee income for fiscal year 2015 at an assumed 50% EBITDA margin, as provided by AmREIT’s management, and a 7.0x multiple) and subtract outstanding indebtedness and other liabilities of approximately $280.3 million to determine implied equity values for AmREIT. After accounting for the vesting of restricted stock awards, this analysis indicated a range of implied values per share of approximately $24.50 to $28.25 (per share values were rounded to the nearest $0.25 increment), compared to the merger consideration of $26.55 per share of AmREIT common stock.

The disclosure on page 69 of the proxy statement under the heading “THE MERGER AGREEMENT—Certain Standstill Waivers,” is revised as follows:

Certain Standstill Waivers

During the period from the date of the merger agreement through the earlier of the effective time or the termination of the merger agreement (pursuant to the terms of the merger agreement), the Company will not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Company Takeover Proposal, or any standstill agreement to which the Company or any of its subsidiaries is a party, unless the Company’s board of directors determines after consulting with its outside legal counsel that the failure to take such action would be inconsistent with the duties of the members of the board of directors of the Company under applicable law. In connection with a settlement of litigation discussed further under the heading “PROPOSAL NO. 1 – APPROVAL OF THE MERGER—Litigation Relating to the Merger,” AmREIT has agreed with Edens’ consent to waive certain elements of the standstills.

The disclosure on page 9 of the proxy statement under the heading “SUMMARY—Litigation Relating to the Merger” and on page 54 of the proxy statement under the heading “PROPOSAL NO. 1 – APPROVAL OF THE MERGER—Litigation Relating to the Merger,” is revised as follows:

Litigation Relating to the Merger

On July 14, 2014, two purported stockholders filed a petition, captioned Irving Braun et al. v. Taylor et al., against AmREIT and our directors in the District Court of Harris County Texas in Houston. The petition purported to assert stockholder derivative and class action claims arising out of the decision by our board of directors to refuse Regency Centers Corporation’s proposal to acquire AmREIT at $22.00 per share. The petition named the members of the board as defendants and named AmREIT as a “nominal” defendant on the claim that the plaintiffs purported to bring derivatively on the company’s behalf. The petition was filed before AmREIT responded to Regency’s July 10, 2014 public proposal and before we announced that the board had decided to explore strategic alternatives. Plaintiffs alleged that our directors’ actions in response to Regency Center Corporation’s prior private proposal constituted a breach of fiduciary duty. The case was later stayed pending announcement of the conclusion of our board’s review of strategic alternatives. This announcement occurred on October 31, 2014.

On December 5, 2014, plaintiffs provided AmREIT with an amended petition. The amended petition again purports to assert both stockholder derivative and class action claims and again names the members of the board as defendants and AmREIT as “nominal” defendant on the purported shareholder derivative claim. The amended petition also names Edens Investment Trust, Edens Limited Partnership, and Saturn Subsidiary, LLC as defendants. The amended petition generally alleges that the members of our board breached their fiduciary duties to our stockholders in connection with the merger. The amended petition claims that the merger consideration is inadequate, that AmREIT’s strategic process was flawed, that AmREIT has improperly erected barriers to new offers from third parties, and that our disclosures should be supplemented. Based on these allegations, the amended petition seeks injunctive relief preventing consummation of the merger, additional equitable remedies, and an award of plaintiffs’ expenses and attorney’s fees. AmREIT and the defendants intend to defend themselves vigorously against the claims.

On December 22, 2014, the plaintiffs and defendants reached an agreement in principle to settle the litigation (subject to finalizing and executing a definitive memorandum of understanding) and, on January 8, 2015, executed a memorandum of understanding reflecting that agreement. The settlement is intended to result in a full and final resolution of the claims of the plaintiffs and of the class of stockholders that they seek to represent. In connection with the settlement and in exchange for releases of claims by the stockholders, AmREIT has agreed, with Edens’ consent, to (1) waive and not to enforce the non-disclosure and standstill agreements that AmREIT signed with any interested party since July 10, 2014 in connection with our board of directors’ review of strategic alternatives, solely to the extent necessary to permit an interested party to bring a fully-funded public tender offer for all of the shares of AmREIT; and (2) make certain additional disclosures to stockholders prior to the special meeting. The settlement is contingent on the closing of the merger and both preliminary and final approval of the settlement by the District Court of Harris County Texas in Houston. AmREIT anticipates that in connection with the effort to seek approval of the settlement, plaintiffs’ counsel will seek an award of attorneys’ fees as a result of the settlement. As part of the proposed settlement, we have agreed not to object to an award of not more than $600,000 to the plaintiffs’ counsel for their fees and expenses, subject to approval by the court.

Chad C. Braun, our Chief Financial Officer, Chief Operating Officer and Secretary, is not related to Irving Braun or Judith Braun, the plaintiffs in this litigation.

On December 23, 2014, another purported AmREIT stockholder, Andrew McClurg, filed a purported class action complaint against AmREIT, our directors, and Edens in the Circuit Court for Baltimore City, Maryland, captioned McClurg v. AmREIT, Inc., Case No. 24-C-14-008109 (Balt. City Cir. Ct.). Mr. McClurg’s complaint is substantially the same in all material respects to the amended petition in the Braun action described above, asserting overlapping claims against the same defendants and seeking substantially the same relief. The defendants have moved to dismiss or to stay the McClurg action in favor of the Braun action. Mr. McClurg has moved for expedited discovery on his claims and the defendants have opposed that motion.

EMPLOYMENT AGREEMENTS

As previously disclosed in the proxy statement under the heading “PROPOSAL NO. 1—Approval of the Merger—Interests of Executive Officers and Directors in the Merger—Employment Agreements,” Mr. Braun reached an agreement in principle to become an employee of Edens at the time of consummation of the merger, subject to execution of a formal employment letter, pursuant to which Mr. Braun would receive salary and a bonus generally comparable to his salary and bonus under his existing employment agreement, a one-time award of equity in Edens that cliff vests in one year from the date of the award and other employee benefits. Mr. Braun would waive his right to a cash payment on account of the change of control of the Company so long as he remains an employee of Edens on April 1, 2016. As of the date of this proxy statement supplement, Mr. Braun has not executed a formal employment letter.

As of the date of this proxy statement supplement, Messrs. Tayar and Scoville have also reached agreements in principle to become employees of Edens at the time of consummation of the merger, subject to execution of formal employment letters, pursuant to which Messrs. Tayar and Scoville would receive salary and bonus generally comparable to their respective salaries and bonus under their existing employment agreements, a one-time award of equity in Edens that cliff vests in one year from the date of the award and other employee benefits. Messrs. Tayar and Scoville would waive their respective rights to a cash payment on account of the change of control of the Company so long as they remain employees of Edens on April 1, 2016.

See also “The Merger Agreement—Employee Benefit Matters,” beginning on page 70 of the proxy statement for a summary of Eden’s obligations to our employees following the completion of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement supplement and the proxy statement to which it relates and the documents to which we refer you in this proxy statement supplement and the proxy statement to which it relates contain “forward-looking statements” as that term is defined by the Private Securities Litigation Reform Act of 1995, which we refer to as the Act, and the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. Examples of forward-looking statements include information concerning possible or assumed future results of operations of AmREIT, the expected completion and timing of the merger and other information relating to the merger. You can identify some of the forward-looking statements by the use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “may” and other similar expressions, although not all forward-looking statements contain these identifying words.

Except for historical information, matters discussed in this proxy statement supplement and the proxy statement to which is relates are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Forward-looking statements are based on the information currently available and are applicable only as of the date on which such statements were made. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. You are urged to carefully review the disclosures we make in this proxy statement supplement and the proxy statement to which is relates, including those made in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 21, 2014, and updated in our subsequently filed current reports on Form 8-K and our Quarterly Reports on Form 10-Q. The forward-looking statements are qualified in their entirety by these cautionary statements, which are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. We caution you that any forward-looking statements made in this proxy statement supplement and the proxy statement to which is relates are not guarantees of future performance and that you should not place undue reliance on any of such forward-looking statements, which speak only as of the date of this document. There may be additional risks of which we are presently unaware or that we currently deem immaterial. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at www.amreit.com (the information available at our website address is not incorporated by reference into this proxy statement supplement).

Statements contained in this proxy statement supplement, or in any document incorporated in this proxy statement supplement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement supplement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement supplement. This proxy statement supplement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement supplement.

Requests for copies of our filings should be directed to AmREIT, Inc., 8 Greenway Plaza, Suite 1000, Houston, Texas 77046, Attention: Corporate Secretary, and should be made at least five business days before the date of the special meeting in order to receive them before the special meeting.

You should rely only on the information contained in this proxy statement supplement and the proxy statement to which it relates. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement supplement and the proxy statement to which it relates. You should not assume that the information contained in this proxy statement supplement and the proxy statement to which it relates is accurate as of any date other than the date of this proxy statement supplement, unless the information specifically indicates that another date applies.

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